UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2014 (February 26, 2014)

HCA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11239	27-3865930
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Plaza, Nashville, Tennessee	37203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 344-9551

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 26, 2014, HCA Inc. (“HCA”), a direct, wholly-owned subsidiary of HCA Holdings, Inc. (the “Company”), entered into the Restatement Agreement (the “Cash Flow Restatement Agreement”) to (i) the Credit Agreement, dated as of November 17, 2006 and as amended and restated as of May 4, 2011 (as further amended, the “Cash Flow Credit Agreement”), by and among the HCA, HCA UK Capital Limited, the lenders party thereto and Bank of America, N.A., as administrative agent (the “Administrative Agent”) and collateral agent and (ii) the U.S. Guarantee, dated as of November 17, 2006 (the “U.S. Guarantee”) by and among the guarantors party thereto and the Administrative Agent.

The Cash Flow Restatement Agreement extends the maturity date of the revolving credit commitments under the Cash Flow Credit Agreement to February 26, 2019.

The Cash Flow Restatement Agreement also amends the Cash Flow Credit Agreement to, among other things, (i) permit debt to be incurred by non-guarantor restricted subsidiaries of HCA in an aggregate principal amount at any time outstanding not to exceed $2.0 billion, (ii) remove the restriction on assumed debt which sets forth a maximum amount of Scheduled Inside Payments (as defined in the Cash Flow Credit Agreement) after giving effect to the incurrence thereof, (iii) increase the basket for debt incurred by foreign subsidiaries from 2.5% of total assets of foreign subsidiaries to 5.0% of total assets of domestic and foreign subsidiaries, (iv) amend the $6.6 billion general disposition basket to only apply during any five year rolling period beginning on the effective date of the Cash Flow Restatement Agreement, (v) include leverage based step-downs to the percentage of the net cash proceeds of certain asset sales that are required to be applied to prepay term loans and (vi) permit investments, dividends and distributions subject to compliance with a pro forma total net leverage ratio of HCA and its restricted subsidiaries of less than or equal to 4.25:1.00. Additionally, the Cash Flow Restatement Agreement amends the U.S. Guarantee to include certain provisions with respect to excluded swap obligations.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Cash Flow Restatement Agreement, a copy of which is filed as Exhibit 4.1 hereto and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit 4.1	Restatement Agreement, dated as of February 26, 2014, to (i) the Credit Agreement, dated as of November 17, 2006 and as amended and restated as of May 4, 2011, by and among the HCA Inc., HCA UK Capital Limited, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent and (ii) the U.S. Guarantee, dated as of November 17, 2006 by and among the guarantors party thereto and Bank of America, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCA HOLDINGS, INC.

/s/ David G. Anderson
David G. Anderson Senior Vice President - Finance and Treasurer

Date: February 28, 2014

EXHIBIT INDEX

Exhibit 4.1	Restatement Agreement, dated as of February 26, 2014, to (i) the Credit Agreement, dated as of November 17, 2006 and as amended and restated as of May 4, 2011, by and among the HCA Inc., HCA UK Capital Limited, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent and (ii) the U.S. Guarantee, dated as of November 17, 2006 by and among the guarantors party thereto and Bank of America, N.A., as administrative agent.